Form N-SAR,
Sub-Item 77Q1(g)


Nuveen AMT-Free Quality Municipal Income Fund f/k/a Nuveen AMT-Free Municipal Income Fund

811-21213

On September 12, 2016 the above-referenced fund was the surviving fund in a reorganization. All of the assets of the Nuveen Municipal Market Opportunity Fund, Inc., Nuveen Performance Plus
Municipal Fund, Inc., and Nuveen Premium Income Municipal Fund
2, Inc. were transferred to the Nuveen AMT-Free Municipal Income Fund. The circumstances and details of the reorganization as well as a form of copy of the Agreement and Plan of Reorganization
(Appendix A) are contained in the SEC filing on Form 497 on April
29, 2016, Accession No. 0001193125-16-565298, which materials are herein incorporated by reference.